Exhibit 14.01

              General Employment Enterprises, Inc.
      Code of Ethics for Directors, Officers and Employees
                  Adopted as of August 16, 2004



The Board of Directors of General Employment Enterprises, Inc. has adopted this Code of Ethics (the "Code of Ethics") for General Employment Enterprises, Inc. and its wholly owned subsidiary, Triad Personnel Services, Inc. (together, the "Company"). It applies to all directors, officers and employees of the Company. It replaces the Code of Ethics for Financial Officers adopted as of October 1, 2003, the Code of Ethics for Employees adopted as of May 10, 2004 and the Code of Ethics for Directors adopted as of May 10, 2004.

The Company expects its directors, officers and employees to act with integrity in all aspects of their personal and business activities, to comply with applicable laws, rules and regulations, and to abide by other policies and procedures adopted by the Company. Many of those policies are stated in the Company's Employee Handbook.

This Code of Ethics is intended to further emphasize and promote honest and ethical conduct for all directors, officers and employees, and to deter wrongdoing. As such, this Code of Ethics is a supplement to, and not a replacement for, the Company's other policies.

While no code or policy can anticipate every situation that may arise, this Code of Ethics is intended to serve as a source of guiding principles.



                   Honest and Ethical Conduct

Directors, officers and employees are expected to:

  a) Exercise ethical conduct, and carry out their responsibilities with honesty and integrity.
  b) Avoid actual or apparent conflicts of interest between themselves and the Company, such as having an ownership interest in a company that competes with or does business with the Company. However, it is not considered to be a conflict of interest to make investments in companies that are listed on a national securities exchange.
  c) Advance the legitimate business interests of the Company and its shareholders, and not use their position for personal advantage.
  d) Protect the Company's assets, including confidential information, from misuse.
  e)  Promote honest and ethical behavior throughout the Company.



                      Compliance With Laws

Directors, officers and employees are expected to comply with applicable governmental laws, rules and regulations in carrying out their responsibilities to the Company and in their personal lives.



                       Financial Reporting

Directors, officers and employees who are responsible for the preparation or oversight of the Company's financial reports are expected to:

  a) Provide full, fair and accurate disclosure in reports and documents that the Company submits to the Securities and Exchange Commission and in other public financial communications.
  b) Exercise due diligence in the conduct of their duties and responsibilities, maintaining objectivity and independence of thought.

Directors, officers and employees are prohibited from taking any action directly or indirectly to fraudulently influence, manipulate or mislead the Company's independent public auditors.



                      Reporting Violations

Directors are obliged to report suspected violations of this Code of Ethics to the Chairman of the Board. Officers and employees are obliged to report suspected violations to their immediate supervisor, to the Human Resources Director, or to the Chief Executive Officer. The Company will not retaliate against directors, officers and employees for reports made in good faith.



                Responsibility and Accountability

Directors, officers and employees are responsible for their personal adherence to this Code of Ethics, and they will be held accountable for their actions. Directors are encouraged to bring any questions regarding the application of this Code of Ethics to the attention of the Chairman of the Board. Officers and employees are encouraged to bring any questions to the attention of their immediate supervisor, to the Human Resources Director or to the Chief Executive Officer.

Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of laws and regulations, which could result in civil and criminal penalties.



                         Administration

The Human Resources Director and the Chief Executive Officer are responsible to:

  a)  Administer and interpret this Code of Ethics.
  b)  Communicate this Code of Ethics to officers and employees.
  c) Advise officers and employees regarding individual questions or situations that may arise.
  d) Review and investigate suspected violations by officers and employees, and determine disciplinary action whenever necessary.
  e) Communicate suspected violations by officers to the Board of Directors.

The Chairman of the Board is responsible to:

  a)  Communicate this Code of Ethics to directors.
  b) Advise directors regarding individual questions or situations that may arise.
  c)  Review and investigate suspected violations by directors.
  d) Communicate suspected violations by directors to the Board of Directors.

The Board of Directors is responsible to:

  a)  Interpret this Code of Ethics.
  b) Review suspected violations by directors and officers, and approve disciplinary action whenever necessary.
  c)  Approve any waivers granted to directors and officers.

The Company will promptly disclose any amendment or waiver of this Code of Ethics relating to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as required by law or by regulations of the Securities and Exchange Commission.



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